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                     [OIL STATES INTERNATIONAL, INC. LOGO]



            OIL STATES INTERNATIONAL, INC. DEFERRED COMPENSATION PLAN


                              RABBI TRUST AGREEMENT

         THIS AGREEMENT made this 1st day of July, 2001, by and between OIL STATES INTERNATIONAL, INC. ("Company") and BOSTON SAFE DEPOSIT AND TRUST COMPANY ("Trustee").

         WHEREAS, the Company has adopted the nonqualified deferred compensation plan, the Oil States International, Inc. Deferred Compensation Plan (the "Plan") in the form annexed hereto;

         WHEREAS, the Company has incurred or expects to incur liability under the terms of such Plan with respect to the individuals participating in such Plan (individually a "Participant" and collectively the "Participants");

         WHEREAS, capitalized terms used herein, which are defined in the Plan, shall have the same meaning hereunder as they have in the Plan unless expressly provided hereunder to the contrary;

         WHEREAS, the Company wishes to establish the Oil States International, Inc. Deferred Compensation Trust (the "Trust") and to contribute to the Trust the assets that shall be held therein, subject to the claims of the Company's creditors in the event of the Company's insolvency, as herein defined, until paid to Participants and their beneficiaries in such manner and at such times as specified in the Plan;


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         WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended;

         WHEREAS, it is the intention of the Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan.

         NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

SECTION 1.  ESTABLISHMENT OF TRUST.

         (a) The Company hereby establishes the Trust with the Trustee, consisting of such sums of money and other property acceptable to the Trustee as from time to time shall be paid and delivered to and accepted by the Trustee from the Company. The Trustee shall have no duty to determine or collect contributions under the Plan and shall have no responsibility for any property until it is received and accepted by the Trustee. The Company shall have the sole duty and responsibility for the determination of the accuracy or sufficiency of the contributions to be made under the Plan. All such money and other property paid or delivered to and accepted by the Trustee shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.

         (b) The Trust shall be irrevocable; provided, without limitation, that it may be terminated as expressly provided herein.

         (c) The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") and shall be construed accordingly.

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         (d)      The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of the Participants and general creditors as herein set forth. The Participants and their beneficiaries shall have no preferred claim on, nor any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of the Participants and their beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company's general creditors under federal and state law in the event of insolvency, as defined in Section 3(a) herein.

         (e) The Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with the Trustee to augment the principal to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. Neither the Trustee nor any Participant or beneficiary shall have any right to compel such additional deposits. Upon a Change of Control, the Company shall, as soon as possible, but in no event longer than 45 days following the Change of Control, as defined herein, make an irrevocable contribution to the Trust in an amount that is sufficient to pay each Plan participant or beneficiary the benefits to which Plan participants or beneficiaries would be entitled pursuant to the terms of the Plan(s) (as certified to the Trustee by the Company) as of the date on which the Change of Control occurred.

         (f) The Company represents and warrants to the Trustee that the Plan covers, and will cover only a select group of management or highly compensated employees as contemplated by Section 401(a) of ERISA and interpretations, opinions, and rulings of the Department of Labor thereunder. The Company shall indemnify and hold harmless the Trustee, its parent, subsidiaries and affiliates and each of their respective officers, directors, employees and agents from and against all liability, loss and expense, including reasonable attorneys' fees and expenses suffered or incurred by any of the foregoing indemnities as a result of a breach of the foregoing representation and warranty. The provisions of this subsection shall survive termination of this Agreement.


SECTION 2.  PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES.

         (a) The Company shall deliver to the Trustee a schedule (the "Payment Schedule") that indicates the amounts payable in respect of each Participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to the Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. Except as otherwise provided herein, the Trustee shall make payments to the Participants and their

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                  beneficiaries in accordance with such Payment Schedule. It is the intent of the Company and the Trustee that the Company shall be responsible for determining and effecting all federal, state and local tax aspects of the Plan and the Fund, including without limitation income taxes payable on the Fund's income, if any, any required withholding of income or other payroll taxes in connection with the payment of benefits from the Fund pursuant to the Plan, and all reporting required in connection with any such taxes. To the extent that the Company is required by applicable law to pay or withhold such taxes or to file such reports, such obligation shall be a responsibility allocated to the Company, as the case may be, hereunder. To the extent the Trustee is required by applicable law to pay or withhold such taxes or to file such reports, the Company shall inform the Trustee of such obligation, shall direct the Trustee with respect to the performance of such obligations and shall provide the Trustee with all information required by the Trustee to meet such obligations.

         (b) The entitlement of a Participant or his or her beneficiaries to benefits under the Plan shall be determined by the Company or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan. The Company shall notify the Trustee of such determination and shall direct commencement of payments of such benefits.

         (c) The Company may make payment of benefits directly to the Participants or their beneficiaries as they become due under the terms of the Plan. The Company shall notify the Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to Participants or their beneficiaries. In addition, if the principal of the Trust, together with any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, the Company shall immediately make up the balance of each such payment as it falls due. The Trustee shall notify the Company when principal and earnings are not sufficient.

SECTION 3. TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN COMPANY IS INSOLVENT.

         (a) The Trustee shall cease payment of benefits to the Participants and their beneficiaries if the Company is Insolvent. The Company shall be considered "Insolvent" for purposes of this Trust Agreement if (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

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         (b)      At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.

                  (1) The Board of Directors and the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing of the Company's Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to the Participants or their beneficiaries. In all cases, the Trustee shall be entitled to conclusively rely upon the written certification of the Board of Directors or the Chief Executive Officer of the Company when determining whether the Company is Insolvent.

                  (2) Unless the Trustee has actual knowledge of the Company's Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company's solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company's solvency.

                  (3) If at any time the Trustee has determined that the Company is Insolvent, the Trustee shall discontinue payments to the Participants or their beneficiaries and shall hold the assets of the Trust for the benefit of the Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of the Participants or their beneficiaries to pursue their rights as general creditors of the Company with respect to benefits due under the Plan or otherwise.

                  (4) The Trustee shall resume the payment of benefits to the Participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).

         (c) Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to the Participants or their beneficiaries under the terms of the Plan as certified to the Trustee by the Company for the period of such discontinuance, less the

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                  aggregate amount of any payments made to the Participants or their beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

SECTION 4.  PAYMENTS TO COMPANY.

Except as provided in Section 3 hereof, the Company shall have no right or power to direct the Trustee to return to the Company or to divert to others any of the Trust assets before all payment of benefits have been made to the Participants and their beneficiaries pursuant to the terms of the Plan (as certified to the Trustee by the Company).

SECTION 5.  INVESTMENT AUTHORITY.

         (a) The Company shall direct the Trustee as to the investments that will be held in the Trust. The Trustee shall invest and reinvest the principal and income of the trust and keep the Trust invested, without distinction between principal and income. The Trustee shall have no duty to question any action or direction of the Company or any failure to give directions, or to make any suggestion to the Company as to the investment, reinvestment, disposition or distribution of, such assets.

                  The Trustee shall have no liability and shall be fully indemnified by the Company for any action taken, or for any failure to act, if such action, or failure to act, is at the direction of the Company (or results from the failure of the Company to provide direction)provided, however that the Company shall have no duty to indemnify the Trustee for any liability which in any way relates to any negligent act or omission, or misconduct of the Trustee in carrying out such a direction.

         (b) Subject to the terms of this Trust Agreement and applicable law, the Trustee shall have the following powers in the administration of the Trust to be exercised upon the direction of the Company:

                  (1) To invest and reinvest the principal and income of the Trust and keep it invested, without distinction between principal and income, in any security or property as it, in its sole discretion, deems advisable; provided, however that in no event shall the Trust be invested in real estate ( for this purpose, real estate includes, but shall not be limited to, real property, leaseholds, mineral interests, and any form of asset which is secured by any of the foregoing);

                  (2) To collect and receive any and all money and other property due the Trust and give full discharge therefor;

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                  (3)      To purchase, enter, sell, hold, and generally deal in
                           any manner in and with contracts for the immediate or future delivery of financial instruments of any issuer or of any other property; to grant, purchase, sell, exercise, permit to expire, permit to be held in escrow, or otherwise acquire, dispose of, hold and generally deal in any manner with and in all forms of options or any combination thereof.

                  (4) To settle, compromise or submit to arbitration any claims, debt or damages due or owing to or from the Trust; the Trustee may also commence or defend suits or legal proceedings to protect any interest of the Trust, and may represent the Trust in all suits or legal proceedings in any court or before any other body or tribunal.

                  (5) To take all action necessary to pay for authorized transactions, including the power to borrow or raise monies from any lender, including the Trustee, in its corporate capacity in conjunction with its duties under this Agreement and upon such terms and conditions as the Trustee may deem advisable to settle security purchases and/or foreign exchange or contracts for foreign exchange, and securing the repayments thereof by pledging all or any part of the Account.

                  (6) To deposit cash into interest bearing accounts in the banking department of the Trustee or an affiliated banking organization.

                  (7) To appoint custodians, sub-custodians or sub-trustees, domestic or foreign (including affiliates of the Trustee), as to part or all of the Trust. The Trustee shall not be responsible or liable for any losses or damages suffered by the Company arising as a result of the insolvency of any custodian, sub-custodian or sub-trustee, except to the extent the Trustee was negligent in its selection or continued retention of such agent.

                  (8) To hold property in nominee name, in bearer form, or in book entry form, in a clearinghouse corporation or in a depository (including an affiliate of the Trustee), so long as the Trustee's records clearly indicate that the assets held are a part of the Trust. The Trustee shall not be responsible for any losses resulting from the deposit or maintenance of securities or other property (in accordance with market practice, custom, or regulation) with any recognized foreign or domestic clearing facility, book-entry system, centralized custodial depository, or similar organization.

         (c) The Trustee may not invest in securities (including stock or rights to acquire stock) or obligations issued by the Company until such time as it received written authorization from the Company. All rights associated with assets of the Trust shall be exercised by the Trustee or person designated by the Trustee,

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                  and shall in no event be exercisable by or rest with
                  Participants. The Company shall have the right at any time, and from time to time in its sole discretion to substitute assets of equal fair market value for any asset held by the Trust. If the Company either contributes or directs the Trustee to invest the Trust Fund in securities or other obligations of the Company, then the Trustee shall have no fiduciary or other liability for decisions to purchase or hold such investments. Also, the Company shall direct the Trustee as to the voting of any Company stock held in the Trust. The Company shall indemnify the Trustee for any liabilities that arise on account of such contributions or investments. This Section shall survive the termination of this Agreement.

         (d) The Trustee may generally do all acts, whether or not expressly authorized, which the Trustee may deem necessary or desirable for the protection of the Trust.

SECTION 6.  CONTRACTUAL SETTLEMENT AND INCOME; MARKET PRACTICE SETTLEMENTS

         (a) In accordance with the Trustee's standard operating procedure, the Trustee shall credit the Trust with income and maturity proceeds on securities on contractual payment date net of any taxes or upon actual receipt. To the extent the Trustee credits income on contractual payment date, the Trustee may reverse such accounting entries to the contractual payment date if the Trustee reasonably believes that such amount will not be received.

         (b) In accordance with the Trustee's standard operating procedure, the Trustee will attend to the settlement of securities transactions on the basis of either contractual settlement date accounting or actual settlement date accounting. To the extent the Trustee settles certain securities transactions on the basis of contractual settlement date accounting, the Trustee may reverse to the contractual settlement date any entry relating to such contractual settlement if the Trustee reasonably believes that such amount will not be received.

         (c) Settlements of transactions may be effected in trading and processing practices customary in the jurisdiction or market where the transaction occurs. The Company acknowledges that this may, in certain circumstances, require the delivery of cash or securities (or other property) without the concurrent receipt of securities (or other property) or cash. In such circumstances, the Trustee shall have no responsibility for nonreceipt of payment (or late payment) or nondelivery of securities or other property (or late delivery) by the counterparty.

SECTION 7.  DISPOSITION OF INCOME.

During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

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SECTION 8.  ACCOUNTING BY TRUSTEE

The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within 90 days following the close of each calendar year and within 90 days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions affected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be. If, within ninety (90) days after the Trustee mails to the Company a statement with respect to the Trust, the Company has not given the Trustee written notice of any exception or objection thereto, the statement shall be deemed to have been approved, and in such case, the Trustee shall not be liable for any matters in such statements.

SECTION 9.  RESPONSIBILITY OF TRUSTEE.

         (a) The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity with, the terms of the Plan (as certified to the Trustee by the Company) or this Trust and is given in writing by the Company. In the event of a dispute between the Company and a third party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

         (b) The Trustee is not a party to, and has no duties or responsibilities under, the Plan other than those that may be expressly contained in this Agreement. In any case in which a provision of this Agreement conflicts with any provision in the Plan, this Agreement shall control. The Trustee shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Agreement and shall be held harmless in acting upon any notice, request, direction, instruction, consent, certification or other instrument believed by it to be genuine and delivered by the proper party or parties. The Trustee shall not be liable for any act or omission of any other person in carrying out any responsibility imposed upon such person and under no circumstances shall the Trustee be liable for any indirect, consequential, or special damages with respect to its role as Trustee.

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         (c)      The Company agrees to indemnify and hold harmless the Trustee, its parent, subsidiaries and affiliates, and each of their respective officers, directors, employees and agents from and against all liability, loss and expense, including reasonable attorneys' fees and expenses incurred by the Trustee or any of the foregoing indemnities arising out of or in connection with this Agreement, except as a result of the Trustee's own negligence or willful misconduct. This indemnification shall survive the termination of this Agreement.

         (d) If the Trustee undertakes or defends any litigation arising in connection with this Trust, the Company agrees to indemnify the Trustee against the Trustee's costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto and to be primarily liable for such payments. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.

         (e) The Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder, and if prior notice is provided reasonably in advance to the Company the Trustee may as a part of its reimbursable expenses under this Agreement, pay counsel's reasonable compensation and expenses.

         (f) The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

         (g) The Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, the Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

         (h) Notwithstanding the provisions of Section 9(g) above, the Trustee may loan to the Company the proceeds of any borrowing against an insurance policy held as an asset of the Trust.

         (i) Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

         (j) Notwithstanding anything in this Agreement to the contrary contained herein,

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                  the Trustee shall not be responsible or liable for its failure to perform under this Agreement or for any losses to the Trust resulting from any event beyond the reasonable control of the Trustee, its agents or custodians, including but not limited to nationalization, strikes, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Trust's property; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts of war, terrorism, insurrection or revolution; or acts of God; or any other similar event. This Section shall survive the termination of this Agreement.

         (k) If the Company directs the Trustee to invest the Trust Fund in securities or other obligations of the Company, then the Trustee shall have no fiduciary or other liability for decisions to purchase or hold such investments. Also, the Company shall direct the Trustee as to the voting of any Company stock held in the Trust. The Company shall indemnify the Trustee for any liabilities that arise on account of such investments. This Section shall survive the termination of this Agreement.

SECTION 10.  COMPENSATION AND EXPENSES OF TRUSTEE.

The Company shall pay all administrative and Trustee's fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust. The Trustee shall be entitled to fees for services as mutually agreed. The Company acknowledges that as part of the Trustee's compensation, the Trustee may earn interest on balances including disbursement balances and balances arising from purchase and sale transactions. Such interest may be earned only when Trust assets are held in a demand deposit account and only for such period as is reasonably necessary to complete a disbursement or to settle the purchase or sales transaction (or to reverse a transaction). To the extent the Trustee advances funds to the Trust for disbursements or to effect the settlement of purchase transactions, the Trustee shall be entitled to collect from the Trust either (i) with respect to domestic assets, an amount equal to what would have been earned on the sums advanced (an amount approximating the "federal funds" interest rate) or (ii) with respect to non-domestic assets, the rate applicable to the appropriate foreign market.

SECTION 11.  RESIGNATION AND REMOVAL OF TRUSTEE.

         (a) The Trustee may resign at any time by written notice to the Company, which shall be effective 60 days after receipt of such notice unless the Company and the Trustee agree otherwise.

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         (b)      The Trustee may be removed by the Company on 60 days notice or upon shorter notice accepted by the Trustee, except that after a Change of Control as defined herein, the Trustee may not be removed by the Company for one year.

         (c) Upon resignation or removal of the Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 180 days after receipt of the notice of resignation, removal or transfer, unless the Company extends the time limit.

         (d) If the Trustee resigns or is removed, then a successor shall be appointed in accordance with Section 12 hereof by the effective date of resignation or removal under paragraphs (a) or (b) of this section. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

         (e) Upon a Change of Control, as defined herein, Trustee may not be removed by Company for one year.

SECTION 12.  APPOINTMENT OF SUCCESSOR.

         (a)      If the Trustee resigns or is removed in accordance with
                  Section 11(a) or 11(b) hereof the - Company shall appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace the Trustee upon such resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor Trustee to evidence the transfer.

         (b) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 8 and 9 hereof. The successor Trustee shall not be responsible for and the Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

SECTION 13.  AMENDMENT OR TERMINATION.

         (a) This Trust Agreement may be amended by a written instrument executed by the Trustee and the Company. Notwithstanding the foregoing, no such amendment

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                  shall conflict with the terms of the Plan (as certified to the
                  Trustee by the Company) or shall make the Trust revocable.

         (b) The Trust shall not terminate until the date on which the Participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan (as certified to the Trustee by the Company). Upon termination of the Trust any assets remaining in the Trust shall be returned to the Company.

         (c) Upon written approval of the Participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, the Company may terminate this Trust prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination shall be returned to the Company.

SECTION 14.  MISCELLANEOUS.

         (a) Neither the Company nor the Trustee may assign this Agreement without the prior written consent of the other, except that the Trustee may assign its rights and delegate its duties hereunder to any corporation or entity which directly or indirectly is controlled by, or is under common control with, the Trustee. This Agreement shall be binding upon, and inure to the benefit of, the Company and the Trustee and their respective successors and permitted assigns. Any entity which shall by merger, consolidation, purchase, or otherwise, succeed to substantially all the trust business of the Trustee shall, upon such succession and without any appointment or other action by the Company, be and become successor trustee hereunder, upon notification to the Company.

         (b) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

         (c) Benefits payable to Participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

         (d) Notwithstanding anything to the contrary contained elsewhere in this Trust Agreement, any reference to the Plan or Plan provisions which require knowledge or interpretation of the Plan shall impose a duty upon the Company to communicate such knowledge or interpretation to the Trustee. The Trustee shall have no obligation to know or interpret any portion of the Plan and shall in no way be liable for any proper action taken contrary to the Plan.

         (e) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Texas. The parties hereby expressly waive, to the full extent permitted by applicable law, any right to trial by jury with respect to any judicial proceeding arising from or related to this Agreement.

         (f) For purposes of this Trust, Change of Control shall mean: the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 ("Act"), or any comparable successor provisions of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 30 percent or more of either the outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally, or the approval by the stockholders of the Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company's then outstanding securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the Company's assets. The Company shall have the duty to inform the Trustee in writing upon the occurrence of a Change of Control. The Trustee shall be entitled to conclusively rely upon such written certification of the Company.

SECTION 15.  RELIANCE ON REPRESENTATIONS.

         (a) The Company and the Trustee each acknowledge that the other will be relying, and shall be entitled to rely, on the representations, undertakings and acknowledgments of the other as set forth in this Agreement. The Company and the Trustee each agree to notify the other promptly if any of its representations, undertakings, or acknowledgments set forth in this Agreement ceases to be true.

         (b) The Company and the Trustee hereby each represent and warrant to the other that it has full authority to enter into this Agreement upon the terms and conditions hereof and that the individual executing this Agreement on their behalf has the requisite authority to bind the Company and the Trustee to this Agreement.

The effective date of this Trust Agreement shall be the 1st day of July, 2001.

IN WITNESS WHEREOF, THE COMPANY AND THE TRUSTEE HAVE EXECUTED THIS TRUST AGREEMENT EACH BY ACTION OF A DULY AUTHORIZED PERSON.


OIL STATES INTERNATIONAL, INC.


BY:____________________________________

NAME:__________________________________

TITLE:_________________________________

DATE:__________________________________




BOSTON SAFE DEPOSIT AND TRUST COMPANY


BY:____________________________________

NAME:__________________________________

TITLE:_________________________________

DATE:__________________________________